December 22, 2000



The Board of Trustees
Oppenheimer Select Managers
6803 South Tucson Way
Englewood, Colorado 80112

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,300 Shares (consisting of 1,500 Class A shares of the QM Active Balanced Fund and 1,400 Class A shares of each other series of the Trust, and 100 Class B, 100 C shares, and 100 Class Y shares of each series of the Trust at a net asset value per share of $10.00 for each such shares, for an aggregate purchase price of $103,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of selling such shares or tendering them for repurchase by the Fund.

                                Very truly yours,



                              /s/ Andrew J. Donohue
                                --------------------------
                                Andrew J. Donohue
                           Executive Vice President &
                                 General Counsel


SelectManagersInvestmentletter